EXHIBIT 16

March 31, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of The Boston Beer Company, Inc.'s Form 8-KA dated March 14, 2005, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph, the second and third paragraphs and the first sentence of the fifth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph, the fourth paragraph and the second sentence of the fifth paragraph.

Yours truly,

Deloitte & Touche LLP

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